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                           INVESTMENT ACCOUNTING AGREEMENT

     THIS AGREEMENT is made effective as of the ________ day of ______________, 1998, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company established under the laws of the state of Missouri, having its principal place of business at 801 Pennsylvania, Kansas City, Missouri 64105 ("IFTC"), and Separate Account Ten, a separate account of Integrity Life Insurance Company a corporation organized under the laws of the State of Ohio, having its statutory home office at 515 West Market Street, Louisville, Kentucky, 40202 ("Insurance Company"), on its own behalf and on behalf of each Separate Account listed on Schedule A hereto, as it may be amended from time to time, incorporated herein by reference (each a "Separate Account").

                                    WITNESSETH:

     WHEREAS, Insurance Company desires to appoint IFTC as its agent to perform certain investment accounting and recordkeeping functions for investment portfolio assets of the Separate Account; and
     WHEREAS, IFTC is willing to accept such appointment on the terms and conditions hereinafter set forth.

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF AGENT. Insurance Company hereby constitutes and appoints IFTC as its agent to perform certain investment accounting and recordkeeping functions for each Separate Account relating to portfolio transactions required under Rule 31a of the Investment Company Act of 1940 (the "1940 Act") and to value the Assets.

2.   REPRESENTATIONS AND WARRANTIES.

     A.   Insurance Company hereby represents, warrants and acknowledges to
          IFTC:

          1. That it is a corporation duly organized and existing and in good standing under the laws of its state of organization, and that each Separate Account is registered under the 1940 Act; and

          2. That it has the requisite power and authority under applicable law, its articles of incorporation and its bylaws to enter into this Agreement; it has taken all requisite action necessary to appoint IFTC as investment accounting and recordkeeping agent for the Separate Account; this Agreement has been duly executed and delivered by Insurance Company; and this Agreement constitutes a legal, valid and binding obligation of Insurance Company, enforceable in accordance with its terms.


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B.   IFTC hereby represents, warrants and acknowledges to Insurance Company:

     1. That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri; and

     2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by IFTC; and this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms.

3.   DUTIES AND RESPONSIBILITIES OF THE PARTIES.

     A. DELIVERY OF ACCOUNTS AND RECORDS. Insurance Company will turn over or cause to be turned over to IFTC all accounts and records needed by IFTC to perform its duties and responsibilities hereunder fully and properly. IFTC may rely conclusively on the completeness and correctness of such accounts and records.

     B. ACCOUNTS AND RECORDS. IFTC will prepare and maintain, under the direction of and as interpreted by Insurance Company, Insurance Company's accountants and/or other advisors, such accounts and records: (a) needed to perform the accounting and recordkeeping functions under Rule 31a of the 1940 Act; (b) required as a basis for calculation of the valuation of the Assets; and (c) as otherwise agreed upon by the parties. Insurance Company will advise IFTC in writing of all applicable record retention requirements. IFTC will preserve such accounts and records in the manner and for the periods agreed upon by the parties. Insurance Company will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by IFTC to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

     C. ACCOUNTS AND RECORDS PROPERTY OF INSURANCE COMPANY. IFTC acknowledges that all of the accounts and records maintained by IFTC pursuant hereto are the property of Insurance Company and will be made available to Insurance Company for inspection or reproduction within a reasonable period of time, upon demand. IFTC will assist Insurance Company's independent auditors, or upon the prior written approval of Insurance Company, or upon demand, any regulatory body, in any requested review of Insurance Company's accounts and records, provided, that Insurance Company will reimburse IFTC for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Insurance Company of the necessary information or instructions, IFTC will supply information from the books and records it maintains for the Separate Account that Insurance Company may reasonably request for tax returns, questionnaires, periodic reports to regulators and such other reports and information requests as Insurance Company and IFTC may agree upon from time to time.


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     D.   ADOPTION OF PROCEDURES.  IFTC and Insurance Company may from time to time adopt such procedures as they agree upon, and IFTC may conclusively assume that no procedure approved or directed by Insurance Company, Insurance Company's accountants or other advisors conflicts with or violates any requirements of any Separate Account's prospectus the articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which Insurance Company may be bound. Insurance Company will be responsible for notifying IFTC of any statutes, regulations, rules, requirements or policies or any changes thereto which may impact IFTC's responsibilities or procedures under this Agreement.

     E. VALUATION OF ASSETS. IFTC will value the Assets in accordance with Insurance Company's Instructions (as defined below) utilizing the pricing sources designated by the Insurance Company ("Pricing Sources").

4.   INSTRUCTIONS.

     A. The term "Instructions," as used herein, means written (including telecopied, telexed, or electronically transmitted) or oral instructions which IFTC reasonably believes were given by a designated representative of Insurance Company. Insurance Company will deliver to IFTC, prior to delivery of any Assets to IFTC and thereafter from time to time as changes therein are necessary, written Instructions naming one or more designated representatives to give Instructions in the name and on behalf of Insurance Company, which Instructions may be received and accepted by IFTC as conclusive evidence of the authority of any designated representative to act for Insurance Company and may be considered to be in full force and effect until receipt by IFTC of notice to the contrary. Unless such written Instructions delegating authority to any person to give Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, IFTC will be under no obligation to inquire into the right of such person, acting alone, to give any Instructions whatsoever. If Insurance Company fails to provide IFTC any such Instructions naming designated representatives, any Instructions received by IFTC from a person reasonably believed to be an appropriate representative of Insurance Company will constitute valid and proper Instructions hereunder. The term "designated representative" may include Insurance Company's employees and agents, including investment managers and their employees.

     B. No later than the next business day immediately following each oral Instruction, Insurance Company will send IFTC written confirmation of such oral Instruction. At IFTC's sole discretion, IFTC may record on tape, or otherwise, any oral Instruction whether given in person or via telephone, each such recording identifying the date and the time of the beginning and ending of such oral Instruction.

     C. Insurance Company will provide upon IFTC's request a certificate signed by an officer or designated representative of Insurance Company, as conclusive proof of any fact or matter required to be ascertained from Insurance Company hereunder. Insurance


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          Company will also provide IFTC Instructions with respect to any matter concerning this Agreement requested by IFTC. If IFTC reasonably believes that it could not prudently act according to the Instructions, or the instruction or advice of Insurance Company's accountants or counsel, it may in its discretion, with notice to Insurance Company, not act according to such Instructions.

5. LIMITATION OF LIABILITY OF IFTC. IFTC is not responsible or liable for, and Insurance Company will indemnify and hold IFTC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees (including, without limitation, disbursements and the allocable cost of in-house counsel), payments and liabilities which may be asserted against or incurred by IFTC or for which IFTC may be held to be liable, arising out of or attributable to:

     A. IFTC's action or failure to act pursuant hereto; provided that IFTC has acted in good faith and with reasonable care; and provided further, that in no event shall IFTC be liable for consequential, special, or punitive damages;

     B. IFTC's payment of money as requested by Insurance Company, or the taking of any action which might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates IFTC to take any such action or expend its own monies except in its sole discretion;

     C. IFTC's action or failure to act hereunder upon any Instruction, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed, including any Instruction, communications, data or other information received by IFTC by means of the Systems, as hereinafter defined, or any electronic system of communication;

     D. IFTC's action or failure to act in good faith reliance on the advice or opinion of counsel for Insurance Company or of its own counsel with respect to questions or matters of law, which advice or opinion may be obtained by IFTC at the expense of Insurance Company, or on the Instruction, advice or statements of any officer or employee of Insurance Company or Insurance Company's accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

     E. Any error, omission, inaccuracy or other deficiency in any accounts and records or other information provided by or on behalf of the Insurance Company with respect to the Separate Account to IFTC, including the accuracy of the prices quoted by the Pricing Sources or for the information supplied by Insurance Company to value the Assets (except to the extent such inaccuracy results from IFTC's lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished), or the failure of Insurance Company to provide, or provide in a timely manner, any accounts, records, or information needed by IFTC to perform its duties hereunder;

     F. Insurance Company's refusal or failure to comply with the terms hereof (including


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          without limitation Insurance Company's failure to pay or reimburse
          IFTC under Section 5 hereof), Insurance Company's negligence or willful misconduct, or the failure of any representation or warranty of Insurance Company hereunder to be and remain true and correct in all respects at all times;

     G. The use or misuse, whether authorized or unauthorized, of the Systems or any electronic system of communication used hereunder, by Insurance Company or by any person who acquires access to the Systems or such other systems through the terminal device, passwords, access instructions or other means of access to such Systems or such other system which are utilized by, assigned to or otherwise made available to Insurance Company, except to the extent attributable to any negligence or willful misconduct by IFTC;

     H. Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom IFTC may deal; and

     I. The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

6. COMPENSATION. In consideration for its services hereunder, Insurance Company will pay to IFTC the compensation set forth in a separate fee schedule to be agreed to by Insurance Company and IFTC from time to time, and, upon demand, reimbursement for IFTC's cash disbursements and reasonable out-of-pocket costs and expenses, including attorney's fees and disbursements, incurred by IFTC in connection with the performance of services hereunder.

7. TERM AND TERMINATION. The initial term of this Agreement is for a period of one (1) year. Thereafter, either Insurance Company or IFTC may terminate this Agreement by notice in writing, delivered or mailed, postage prepaid, to the other party and received not less than ninety (90) days prior to the date upon which such termination will take effect. Upon termination hereof:

     A. Insurance Company will pay IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date and Insurance Company will designate a successor investment accounting agent (which may be Insurance Company) by Instruction to IFTC; and

     B.   IFTC will, upon payment of all sums due to IFTC from Insurance Company


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

          hereunder, deliver all accounts and records and other properties of Insurance Company to the successor, or, if none, to Insurance Company, at IFTC's office.

     In the event that accounts, records or other properties remain in the possession of IFTC after the date of termination hereof for any reason other than IFTC's failure to deliver the same, IFTC is entitled to compensation as provided in the then-current fee schedule for its services during such period, and the provisions hereof relating to the duties and obligations of IFTC will remain in full force and effect.

8. NOTICES. Notices, requests, instructions and other writings addressed to Insurance Company at the address set forth above, Attention: _____________, or at such other address as Insurance Company may have designated to IFTC in writing, will be deemed to have been properly given to Insurance Company hereunder. Notices, requests, Instructions and other writings addressed to IFTC at the address set forth above, Attention: Vice President, Investment Accounting, or to such other address as it may have designated to Insurance Company in writing, will be deemed to have been properly given to IFTC hereunder.

9.   THE SYSTEMS; CONFIDENTIALITY.

     A. If IFTC provides Insurance Company direct access to the computerized investment portfolio recordkeeping and accounting systems used by IFTC ("Systems") or if IFTC and Insurance Company agree to utilize any electronic system of communication, Insurance Company agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of the Systems or such other system.

     B. Insurance Company will preserve the confidentiality of the Systems and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Systems and the business of IFTC ("Confidential Information"). Insurance Company agrees that it will not voluntarily disclose any such Confidential Information to any other person other than its own employees who reasonably have a need to know such information pursuant hereto. Insurance Company will return all such Confidential Information to IFTC upon termination or expiration hereof.

     C. Insurance Company has been informed that the Systems are licensed for use by IFTC and its affiliates from one or more third parties ("Licensors"), and Insurance Company acknowledges that IFTC and Licensors have proprietary rights in and to the Systems and all other IFTC or Licensor programs, code, techniques, know-how, data bases, supporting documentation, data formats, and procedures, including without limitation any changes or modifications made at the request or expense or both of Insurance Company (collectively, the "Protected Information"). Insurance Company acknowledges that the Protected Information constitutes confidential material and trade secrets of IFTC and Licensors. Insurance Company will preserve the


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          confidentiality of the Protected Information, and Insurance Company
          hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. Insurance Company will so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. Licensors are intended to be and are third party beneficiaries of Insurance Company's obligations and undertakings contained in this Section.

     D. Insurance Company hereby represents and warrants to IFTC that it has determined to its satisfaction that the Systems are appropriate and suitable for its use. THE SYSTEMS ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. IFTC EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE WARRANTIES EXPRESSLY STATED HEREIN.

10.  MULTIPLE SEPARATE ACCOUNTS.  If Schedule A lists more than one Separate
     Account:

     A. Each Separate Account will be regarded for all purposes hereunder as a separate party apart from each other Separate Account. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Insurance Company is deemed to relate solely to the particular Separate Account to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Separate Account constitute a right, obligation or remedy applicable to any other Separate Account. The use of this single document to memorialize the separate agreement of each Separate Account is understood to be for clerical convenience only and will not constitute any basis for joining the Separate Accounts for any reason.

     B. Insurance Company may appoint IFTC as its investment accounting and recordkeeping agent for additional Separate Accounts from time to time by written notice, provided that IFTC consents to such addition.
          Rates or charges for each additional Separate Account will be as agreed upon by IFTC and Insurance Company in writing.

11.  MISCELLANEOUS.

     A. This Agreement will be construed according to, and the rights and liabilities of the parties hereto will be governed by, the laws of the State of Missouri without reference to the choice of law principles thereof.


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     B.   All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and will continue after and survive the expiration, termination or cancellation hereof.

     D. No provisions hereof may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

     E. The failure of either party to insist upon the performance of any terms or conditions hereof or to enforce any rights resulting from any breach of any of the terms or conditions hereof, including the payment of damages, will not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder will be effective unless contained in a written instrument signed by the party sought to be charged.

     F. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     G. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

     H. If any provision hereof is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

     I. The benefits of this Agreement may not be assigned by either party nor may either party delegate all or a portion of its duties hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Insurance Company agrees that IFTC may delegate all or a portion of its duties to an affiliate of IFTC provided that such delegation shall not reduce the obligations of IFTC under this Agreement.

     J. Neither the execution nor performance hereof will be deemed to create a partnership or joint venture by and between IFTC and Insurance Company or any Separate Account.

     K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or


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          omitted by either party hereunder will not affect any rights or obligations of the other party hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.


[SEPARATE ACCOUNT TEN]                  INVESTORS FIDUCIARY TRUST COMPANY


By:                                     By:
   --------------------------------        --------------------------------
Name:                                   Name:
Title:                                  Title:






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                    SCHEDULE A--LIST OF SEPARATE ACCOUNT DIVISIONS





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